Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-238315 on Form S-3 and Registration Statement Nos. 333-194880, 333-203134, 333-210558, 333-216403, 333-223312, 333-231393, 333-231396, 333-236456 and 333-253147 on Form S-8 of our reports dated February 14, 2022, relating to the financial statements of TriNet Group, Inc., and the effectiveness of TriNet Group, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
February 14, 2021